Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-257678 and 333-257675) of Aveanna Healthcare Holdings, Inc. of our audit report dated December 1, 2021 for the year ended December 31, 2020 and our review report dated January 7, 2022 for the period January 1, 2021 through September 30, 2021, with respect to the consolidated and combined financial statements of Comfort Care Home Health Services, LLC and subsidiaries and affiliates, which appears in this Current Report on Form 8-K/A.

/s/ Warren Averett, LLC

Warren Averett, LLC

Birmingham, Alabama

February 24, 2022